FOR IMMEDIATE RELEASE

News Announcement

Patriot Capital Funding Reports 2007 Second Quarter Results

WESTPORT, CT – August 7, 2007 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) (“Patriot Capital Funding” or the “Company”), a specialty finance company providing flexible financing solutions primarily to small- to mid-sized companies in transactions initiated by private equity sponsors, today announced results for the 2007 second quarter, the three-month period ended June 30, 2007.

2007 Second Quarter Summary

•	Total investment income of $9.1 million

•	Net investment income of $5.4 million, or $0.30 per basic and $0.29 per diluted share

•	Net income of $5.7 million, or $0.31 per basic and diluted share

•	Originated $26.6 million in new gross investment commitments

•	Net asset value per share of common stock at June 30, 2007 was $10.76, up from $10.37 at December 31, 2006

Portfolio Activity

During the 2007 second quarter, the following investment commitments were originated:

•	$14.8 million “one-stop” financing, comprised of senior and subordinated debt as well as an equity co-investment, in support of the acquisition of KTPS Holdings, LLC (“KTPS”) by an investor group led by Benford Capital Partners, LLC and Coppermine Capital, LLC. KTPS is a manufacturer and marketer of specialty pet products.

•	$6.9 million subordinated debt and equity co-investment in support of the recapitalization of Fischbein LLC (“Fischbein”) by Circle Peak Capital LLC. Fischbein is a U.S.-based manufacturer of highly engineered packaging and material handling equipment.

•	$2.9 million of increased commitments to three existing portfolio companies.

Also during the 2007 second quarter, the Company received:

•	$1.02 million upon the full repayment of its investment in Metrologic Instruments, Inc. (“Metrologic”). Included in the proceeds was a $20,000 prepayment fee. Simultaneous to being repaid, the Company committed and funded $2.0 million to an amended syndicated credit facility provided to Metrologic. The Company’s commitment was comprised of $1.0 million of junior secured term debt and $1.0 million of senior secured term debt.

•	$2.9 million upon the full repayment of its investment in Agent Media Corporation (“Agent Media”). Included in the proceeds was a $21,000 prepayment fee. Concurrent with the repayment, the Company sold its warrants to purchase common stock in Agent Media for $106,000, resulting in a realized gain of $75,000. Subsequent to the 2007 second quarter, we originated:

•	a $5.5 million “one-stop” financing, comprised of senior and subordinated debt, in support of the acquisition of Church Services Operating, LLC, a provider of maintenance, repair and replacement of HVAC, electrical, plumbing and foundation systems. Funded debt at close totaled $5.0 million.

•	a $2.0 million investment in a junior secured term loan provided to Custom Direct, Inc., a direct marketer of checks and other financial products and services.

•	a $3.0 million investment in a senior secured term loan provided to Nice-Pak, Inc., a manufacturer of pre-moistened wipes.

“We were pleased with the deployment environment in the second quarter, which when combined with our first quarter activity, places Patriot Capital Funding on a trajectory to achieve its annual deployment target,” stated Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage. “Since quarter-end, despite some uncertainty in the market, we continue to execute our strategy, as evidenced by the $10.5 million of new gross investment commitments closed since quarter-end. In addition, we currently have three mandated transactions with an aggregate value of approximately $27.5 million.

“We are also pleased that we maintained solid credit metrics during Q2 – almost identical to our Q1 ratings – with approximately 86% of our investment portfolio residing in the top two investment rating categories at quarter-end, and once again we had no category four or five ratings, and no past dues or non-accruals.”

Portfolio Yield

The weighted average yield on all of our debt investments for the three months ended June 30, 2007 was 12.4%, based on a weighted average fair value balance outstanding of our interest-bearing investment portfolio of $282.9 million.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At June 30, 2007, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $28.4 million (9.8% of the total portfolio).
Investment Rating 2 investments totaled $219.1 million (75.9% of the total portfolio).
Investment Rating 3 investments totaled $41.1 million (14.3% of the total portfolio).
Investment Rating 4 – no investments were rated 4.
Investment Rating 5 – no investments were rated 5.

Liquidity and Capital Resources

At June 30, 2007, we had cash and cash equivalents of $5.6 million, total assets of $307.3 million and net assets of $196.4 million. We had $102.6 million of borrowings outstanding at June 30, 2007 under our $140.0 million securitization revolving credit facility. During the quarter, we completed an amendment to our existing securitization facility that lowered our funded debt cost to commercial paper rate plus 1.0%, compared to the prior cost of commercial paper rate plus 1.35%.

Dividend Information

On August 3, 2007, we announced that our board of directors had declared a cash dividend of $0.32 per share for the third quarter of 2007. The dividend is payable as follows:

Record date: September 14, 2007
Payment date: October 17, 2007

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2007 Second Quarter Conference Call/Webcast Information
Conference Call: Today – August 7 at 10:30 a.m. ET
Dial-in Number: 800/926-5230
Call Replay Until: August 9, 2007 at 12:30 p.m. ET
Replay Number: 800/633-8284
Replay Access Code: 21345303
Webcast: www.patcapfunding.com
Web Replay: 30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments generally up to $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (cost of $247,162,137 – 2007,
$251,915,921 - 2006)	$246,814,921	$251,933,655
Affiliate investments (cost of $50,179,039 – 2007,
$8,966,605 – 2006)	50,615,839	8,925,605
Unearned income	(3,741,786)	(3,610,884)

Total investments	293,688,974	257,248,376
Cash and cash equivalents	5,625,962	4,211,643
Restricted cash	4,162,276	5,113,806
Interest receivable	2,429,552	2,221,000
Other assets	1,427,628	1,727,680

TOTAL ASSETS	$307,334,392	$270,522,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$102,573,000	$98,380,000
Interest payable	536,996	523,709
Dividends payable	5,840,888	4,904,818
Accounts payable, accrued expenses and other	1,994,262	2,605,349

TOTAL LIABILITIES	110,945,146	106,413,876

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	-
Common stock, $.01 par value, 49,000,000 shares authorized;
18,252,774 and 15,821,994 shares issued and outstanding at
at June 30, 2007, and December 31, 2006, respectively	182,528	158,220
Paid-in capital	204,829,967	171,957,327
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(3,757,013)	(2,821,587)
Net realized loss on investments	(3,178,865)	(3,262,966)
Net unrealized appreciation on interest rate swaps	135,105	12,961
Net unrealized appreciation (depreciation) on investments	89,585	(23,265)

TOTAL STOCKHOLDERS’ EQUITY	196,389,246	164,108,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$307,334,392	$270,522,505

NET ASSET VALUE PER COMMON SHARE	$10.76	$10.37

Patriot Capital Funding, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
INVESTMENT INCOME
Interest and dividends:
Non-control/non-affiliate investments (less than 5% owned)	$7,535,657	$5,752,032	$15,114,605	$11,191,803
Affiliate investments (5% to 25% owned)	1,214,881	—	1,834,114	—

Total interest and dividend income	8,750,538	5,752,032	16,948,719	11,191,803

Fees
Non-control/non-affiliate investments (less than 5% owned)	188,099	55,833	569,725	125,901
Affiliate investments (5% to 25% owned)	111,174	—	124,403	—

Total fee income	299,273	55,833	694,128	125,901

Other investment income – non-control/non-affiliate
investments (less than 5% owned)	39,842	—	424,129	713,449

Total Investment Income	9,089,653	5,807,865	18,066,976	12,031,153

EXPENSES
Compensation expense	1,331,965	848,418	2,551,498	1,717,165
Interest expense	1,642,509	954,257	3,148,721	1,923,388
Professional fees	106,044	270,216	413,671	509,285
General and administrative expense	617,427	640,259	1,216,100	1,077,066

Total Expenses	3,697,945	2,713,150	7,329,990	5,226,904

Net Investment Income	5,391,708	3,094,715	10,736,986	6,804,249

NET REALIZED GAIN AND LOSS AND NET UNREALIZED APPRECIATION (DEPRECIATION)
Net realized gain (loss) on investments – non-control/non- affiliate investments (less than 5% owned)	77,934	(3,271,091)	84,101	(3,271,091)
Net unrealized appreciation (depreciation) on investments – non-control/non-affiliate investments (less than 5% owned)	(296,850)	4,611,300	(364,950)	3,806,967
Net unrealized appreciation on investments – affiliate investments (5% to 25% owned)	324,600	—	477,800	—
Net unrealized appreciation on interest rate swaps	185,472	149,687	122,144	198,884

Net Realized Gain and Net Unrealized Appreciation	291,156	1,489,896	319,095	734,760

NET INCOME	$5,682,864	$4,584,611	$11,056,081	$7,539,009

Earnings per share, basic	$0.31	$0.36	$0.62	$0.60

Earnings per share, diluted	$0.31	$0.36	$0.61	$0.60

Weighted average shares outstanding, basic	18,246,987	12,788,727	17,891,914	12,464,492

Weighted average shares outstanding, diluted	18,466,510	12,788,727	18,111,437	12,464,492

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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